The American Funds Tax-Exempt Series II
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$22,849
Class B	$371
Class C	$1,666
Class F	$2,360
Total	$27,246
Class R-5	$1,395
Total	$1,395

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3379
Class B	$0.2762
Class C	$0.2716
Class F	$0.3321
Class R-5	$0.3513

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	72,362
Class B	1,330
Class C	6,370
Class F	8,470
Total	88,532
Class R-5	4,463
Total	4,463

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.90
Class B	$16.90
Class C	$16.90
Class F	$16.90
Class R-5	$16.90